PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-299576

1,361,028 Shares of Common Stock

Pre-Funded Warrants to Purchase 3,013,972 Shares of Common Stock

3,013,972 Shares of Common Stock Underlying the Pre-Funded Warrants

We are offering on a best efforts basis 1,361,028 shares of our common stock. The public offering price for each share of common stock is $0.40.

We are also offering pre-funded warrants (the “pre-funded warrants”) to purchase up to 3,013,972 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering in lieu of the shares of our common stock that would result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%). Each pre-funded warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share. The pre-funded warrants will be exercisable upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. The public offering price for each such pre-funded warrant is $0.3999, which is equal to the public offering price minus $0.0001. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants. We collectively refer to the shares of common stock and pre-funded warrants offered hereby and the shares of common stock underlying the pre-funded warrants as the “securities.”

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

We will have one closing for all the securities purchased in this offering. The public offering price per share of common stock (or pre-funded warrant) will be fixed for the duration of this offering.

We have engaged Maxim Group LLC (the “placement agent” or “Maxim”) to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay the placement agent the fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. See “Risk Factors” for more information regarding risks related to this offering. We will bear all costs associated with the offering. See “Plan of Distribution” for more information regarding these arrangements.

Our common stock is listed on Nasdaq, under the symbol “AIRE”. The last reported sale price of our common stock on Nasdaq on November 2, 2026, was $0.6681 per share. We do not intend to list the pre-funded warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system. The final public offering price was determined through negotiation between us, the placement agent and investors in the offering and was at a discount to the current market price. The price of our common stock on Nasdaq during recent periods was only one of many factors in determining the final public offering price. Other factors to be considered in determining the final public offering price included our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and directors, the general condition of the securities markets at the time of this offering and discussions between the placement agent and prospective investors.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$0.40	$0.3999	$1,749,698.60
Placement agent fees(1)	$0.024	$0.023994	$104,981.92
Proceeds to us, before expenses(2)	$0.376	$0.375906	$1,644,716.68

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(1)      We have also agreed to reimburse the placement agent for its legal fees and expenses and other out-of-pocket expenses in an amount up to $150,000, of which the maximum amount of legal fees, costs and expenses shall not exceed $90,000. We refer you to “Plan of Distribution” on page 36 of this prospectus for additional information regarding placement agent compensation.

(2)      Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We refer you to “Plan of Distribution” on page 36 of this prospectus for additional information regarding placement agent compensation.

The delivery of the securities offered hereby is expected to be made on or about November 4, 2026, subject to satisfaction of certain customary closing conditions.

This offering is not being made in the Commonwealth of Massachusetts. As a result, natural persons or legal entities that are residents of Massachusetts will not be able to purchase any of our securities in this offering. For additional information, see “Plan of Distribution –– Selling Restrictions” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Placement Agent

Maxim Group LLC

The date of this prospectus is November 3, 2026

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ABOUT THIS PROSPECTUS

You should carefully read this prospectus before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement or any applicable free writing prospectus is accurate on any date subsequent to the date set forth on the front cover of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement or free writing prospectus is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or incorporated herein by reference. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Unless otherwise stated or the context otherwise requires, references to the “Company,” “we,” “our” and “us” refer to reAlpha Tech Corp., and, where appropriate, its subsidiaries.

On April 30, 2026, we effected a reverse stock split of our outstanding common stock at a ratio of 1-for-25, for the purpose of complying with Nasdaq Listing Rule 5550(a)(2). All share and per share amounts in this prospectus have been adjusted to reflect the reverse stock split, unless otherwise indicated. However, the share and/or per share information as stated in in our Annual Report on Form 10-K for the year ended December 31, 2025, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, and our Current Report on Form 8-K filed on March 20, 2026, each of which is incorporated by reference herein, do not give effect to the reverse stock split.

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PROSPECTUS SUMMARY

The following summary highlights information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections included in or incorporated by reference herein.

Overview

We are a real estate technology company developing an end-to-end homebuying platform, which we have named reAlpha (hereinafter referred to as the “reAlpha platform”). Our goal is to offer, through our AI-powered platform, a more affordable, streamlined experience for those on the journey to homeownership. The reAlpha platform integrates AI-driven tools to offer, among others, tailored property recommendations, an intuitive visual interface, and certain services, including realty services, mortgage brokering services, and digital title and escrow services within the platform.

Our revenue model revolves around: (i) our homebuying services, which include realty services (e.g., assisting a homebuyer with finding, touring, and closing on homes), mortgage brokering services (e.g., finding and originating a mortgage for the homebuyer that fits their financial situation, needs, credit, and location), and digital title and escrow services (e.g., title, closing and settlement fees) directly to customers, mainly through the reAlpha platform, and (ii) our technology services, including software development services provided by our subsidiaries Naamche, Inc. (“U.S. Naamche”) and Realpha Nepal Pvt. Ltd. (f/k/a Naamche, Inc. Pvt. Ltd.) (“reAlpha Nepal Pvt Limited” and together with U.S. Naamche, “reAlpha Nepal”) to businesses and the AI-powered conversational platform provided to customers by our subsidiary, AiChat Pte. Ltd. (“AiChat”).

Our total annual revenue opportunity spans the entire homebuying process, including real estate commission-based fees, mortgage origination and title insurance. Based on third-party market data, we estimate that the total annual revenue opportunity across the business lines in which our homebuyer services segment operate in the United States was approximately $145 billion in the aggregate for the fiscal year 2025. To estimate our total annual revenue opportunity, we identified three categories of market opportunities: (i) real estate commissions, (ii) mortgage revenue and (iii) title insurance revenue. We are continuously seeking to expand our offerings in each of these market opportunities through organic growth and acquisitions of complementary business and/or technologies, as further described below.

Real Estate Commissions.    We estimate that our total annual revenue opportunity derived from real estate commissions is approximately $85 billion. Our total annual revenue opportunity estimate is derived from real estate commissions on the total dollar value of annual home sales in the U.S., based on Redfin Data Center, which was approximately $1.5 trillion for the fiscal year 2025, multiplied by the average combined buyer and seller agent commission rate of 5.70%, based on Clever Real Estate, which results in a total annual revenue opportunity of approximately $85 billion.

Mortgage.    We estimate that our mortgage total annual revenue opportunity, which includes mortgage broker commission and lender production revenue, is approximately $43 billion. This estimate is based on total mortgage originations of approximately $1.92 trillion in fiscal year 2025 and consists of (i) approximately $7.6 billion in broker commissions, calculated by applying a 19.80% broker channel share and a 2.0% average commission rate to that origination base, and (ii) approximately $34.9 billion in lender production revenue, calculated by applying a 51.30% retail channel share and an average mortgage lender production revenue of 3.55% to that same origination base. The origination volume is based on data from Trading Economics, the broker and retail channel shares are based on data from Inside Mortgage Finance, the broker commission rate is based on data from Yahoo Finance, and the lender commission rate is based on data from the Mortgage Bankers Association.

Title Insurance.    We estimate that our title insurance total annual revenue opportunity is approximately $17 billion, which is based on the U.S. title insurance revenue for the fiscal year 2025, according to IBISWorld.

We are actively working to commercialize, enhance and refine our AI technologies to support our homebuying services and technology services and to increase revenue generation. As part of our growth strategy, we also plan to continue identifying and acquiring companies that are complementary to our business, and we intend to generate revenue from integrating such acquired companies and their capabilities into our business. To advance such strategy, we have, in recent years, announced the acquisitions of reAlpha Nepal, AiChat, Hyperfast Title LLC (“Hyperfast”), Debt Does Deals, LLC (f/k/a Be My Neighbor and d/b/a reAlpha Mortgage) (“reAlpha Mortgage”) and Prevu, Inc. and its subsidiaries (collectively, “Prevu”), as well as the recent acquisition of InstaMortgage Inc. (“InstaMortgage”) on August 19, 2026 (see “Recent Developments — InstaMortgage Acquisition” for more information). The InstaMortgage acquisition expands our mortgage operations by adding direct lending capabilities to our platform and is expected to meaningfully contribute to our operations through the added revenue from its operations, including the revenue derived from its mortgage originations. From 2015 to 2025, InstaMortgage generated approximately $3.3 billion in residential mortgage loan originations, supported by a full-cycle lending operation spanning origination, underwriting, funding and loan sale.

Before shifting our focus towards the development of our homebuying services and technology services, our operational model was asset-heavy and built on utilizing our proprietary AI-powered technology tools for the acquisition of real estate, converting them into short-term rentals, and enabling individual investors to acquire fractional interests in these real estate properties, allowing such investors to receive distributions based on the properties’ performance as a short-term rental. In the first quarter of 2024, we decided to halt these operations due to macroeconomic conditions, such as higher interest rates, inflation, and elevated property prices, which conditions persisted throughout the fiscal year 2024. This led us to sell our last real property asset for such operations, and to recognize the impairment of goodwill and intangible assets under the rental business segment. As a result, in the first quarter of 2025, our board of directors approved the discontinuation of our short-term rental business operations entirely and this discontinuation meets the criteria for being reported as discontinued operations. We currently have two reportable segments: our homebuying services segment and our technology services segment.

Description of Our Segments

Homebuying Services

Our homebuying services segment consists of our (i) realty services offered by Prevu and our reAlpha Realty, LLC entities (collectively, “reAlpha Realty”); (ii) mortgage brokering services offered by reAlpha Mortgage; (iii) direct lending services offered by InstaMortgage and (iv) digital title and escrow services offered by Hyperfast. These services are mainly provided through the reAlpha platform, which supports homebuyers with key tasks such as booking property tours, submitting offer letters, mortgage pre-approval and closing transactions. It also provides detailed market insights and comprehensive property data tailored to users’ areas of interest.

We seek to differentiate ourselves from competitors primarily through the vertical integration of homebuying services (real estate brokerage, mortgage brokering, title and escrow services) within a single platform, which is designed to capture revenue across such homebuying services in a single integrated transaction, the integration of AI into our homebuying services offerings and our rebate, which is further described below. We have integrated AI into our homebuying services offerings through our development of “Claire,” a proprietary, customer-facing AI-powered agent acting as a digital homebuying concierge, and internal AI-powered tools for our loan officers. “Claire” is powered by large language models and provides real-time customer support by answering questions and guiding customers through each step of the homebuying journey through a user-friendly, 24/7 web and iOS interface. “Claire” is complemented by licensed professionals, namely real estate agents and loan officers, who step in when their expertise is needed.

In addition to “Claire,” we use AI-powered internal tools, such as our proprietary AI-powered “Loan Officer Assistant,” which is intended to reduce manual review time for our loan officers, and the AI-powered “Engagement Agent,” which integrates with our customer relationship management system to automate certain intake and scheduling and other pre-application workflows for our loan officers. The “Loan Officer Assistant” automates key loan origination tasks, such as document collection and borrower communication and is designed to help loan officers manage higher volumes with greater efficiency while the “Engagement Agent” is designed to accelerate prospective borrower’s connection to loan officers for personalized support, improve prospective borrower engagement and reduce repetitive administrative work related to the intake, follow-up and scheduling processes.

As part of our strategy to differentiate ourselves from competitors and provide a customer-centric homebuying experience, we offer a rebate to homebuyers using the reAlpha platform.

Under our current rebate structure, homebuyers can receive a rebate of up to 1.0% of the home purchase price when using our realty services and an additional rebate of up to 0.5% of the home purchase price when bundling the mortgage brokering services with our realty services, in each case subject to the limitations, terms and conditions described in the buyer agreement (the “current commission rebate”). The current commission rebate is paid to the homebuyer as a rebate towards closing costs, which is reflected on the settlement statement at closing.

Prior to the implementation of the current commission rebate in mid-January 2026, we offered a rebate whereby eligible homebuyers could receive up to 75% of the buy-side brokerage commission paid in connection with the purchase of a home through the reAlpha platform as a rebate towards closing costs, subject to market-specific commissions and minimums (the “historic commission rebate”). The buy-side brokerage commission was dependent on the geographical market of the home purchased and the percentage of the historic commission rebate available to a homebuyer was determined based on their use of eligible integrated services offered via the reAlpha platform, such as realty, mortgage brokering, and digital title and escrow services. Under this model, homebuyers could receive a 25% rebate when using only realty services, 50% when using two services and 75% when using all three services. During the fiscal year ended December 31, 2025, homebuyers who purchased a home with reAlpha Realty or Prevu licensed real estate brokerages received a median rebate of approximately $10,450. The update to the current commission rebate in mid-January 2026 was designed to make the rebate easier for customers to understand.

Currently, all three services (realty, mortgage brokering, and title services) are only available on the reAlpha platform for homebuyers in Florida and Virginia. However, two of the three services are offered to homebuyers in 10 additional U.S. states and the District of Columbia, and at least one service is available in an additional 28 U.S. states. While our homebuying services are currently offered in 40 U.S. states and the District of Columbia, we plan to offer our homebuying services (and expand the capabilities of the reAlpha platform) nationwide, subject to factors such as acquiring and maintaining necessary real estate and mortgage licenses in each U.S. state and the District of Columbia, securing additional multiple listing service data, executing effective national marketing campaigns and building scalable technology infrastructure.

Technology Services

Our technology services segment includes: (i) software development services provided to third-party customers by reAlpha Tech Corp.; (ii) software development and other technology support services provided by reAlpha Nepal to us under an intercompany services agreement; and (iii) the AI-powered conversational platform provided to customers by AiChat. We expect that our technology services segment will benefit from the current growth of the AI industry, and we believe that we are well-positioned to take advantage of these current trends due to our early adoption of AI for the development of our technologies.

reAlpha Nepal’s Software Development Services

reAlpha Nepal provides services related to the development of technology, AI and applications, as well as other technology support to the reAlpha platform and to third parties. For example, reAlpha Nepal developed the Company’s AI-powered tools such as the proprietary, customer-facing “Claire” and our internal AI-powered “Loan Officer Assistant” and “Engagement Agent.”

AiChat’s Conversational Platform

AiChat provides AI-powered conversational customer experience platforms in the Asia-Pacific (“APAC”) region. AiChat’s conversational platform enables businesses to automate and optimize customer service, marketing, and e-commerce processes through the integration of major messaging channels in the APAC region, including Facebook Messenger, WhatsApp, Instagram, LINE, and KakaoTalk. AiChat also offers customers the ability to integrate their e-commerce platforms with payment gateways, which is powered by Stripe’s financial infrastructure, enabling them to sell products via messaging channels such as WhatsApp Pay directly to their customers. Through these capabilities, AiChat is able to offer customers a comprehensive array of customer service solutions, ranging from customer inquiry and AI-powered recommendations via its AI agents and chatbot capabilities, to completing the purchase through WhatsApp.

AiChat’s technology is built on conversational and generative AI models, supporting over 270 languages, including regional languages like Singlish and Bahasa. The conversational platform incorporates features such as contextual memory, real-time analytics, and personalized messaging to facilitate customer interactions. Key functionalities of the platform include automated responses, lead qualification, and customer engagement automation. Further, its recently released next-generation AI agents, which include Voice AI and Agentic AI, can provide human-like interactions and personalize responses based on the context of previous conversations, remembering customer preferences and past interactions to deliver more relevant recommendations. With self-learning and multi-turn contextual awareness, AiChat’s next-generation AI agents can scale human-like interactions while maintaining brand consistency, which we believe can improve customer loyalty and overall customer service satisfaction.

AiChat generates revenue through subscription packages of its conversational platforms and next-generation AI agents. These packages are tailored to businesses based on their size, needs and the volume of customer interactions. AiChat offers flexible pricing models, including monthly and annual subscriptions, as well as performance-based pricing for specific integrations and services, such as automated marketing campaigns and e-commerce automation.

Recent Developments

InstaMortgage Acquisition

On August 19, 2026, we completed the acquisition of InstaMortgage pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of August 17, 2026 (the “A&R Merger Agreement”), by and among us, reAlpha Merger Sub I, Inc., InstaMortgage, Shashank Shekhar and Ankur Dhingra (Messrs. Shekhar and Dhingra collectively, the “Stockholders”).

Pursuant to the terms and conditions of the A&R Merger Agreement, we agreed to pay the Stockholders an aggregate amount of $8,500,000, subject to certain closing adjustments, consisting of: (i) $500,000 in cash paid on August 19, 2026, less any applicable withholding tax payable by the Stockholders in accordance with the terms of the A&R Merger Agreement; (ii) $1,500,000 in shares of our common stock issued on August 19, 2026, or 119,903 shares of common stock at a price of $12.51 per share; and (iii) $6,500,000 payable in bi-annual, equal installments over three (3) years following August 19, 2026 (the “Bi-Annual Payments”), either in cash or shares of common stock (the “Additional Payment Purchaser Stock”), at our sole discretion; provided, that at least an aggregate of $1,500,000 of such Bi-Annual Payments shall be paid in the form of cash. The Additional Payment Purchaser Stock to be issued in satisfaction of Bi-Annual Payments, if any, will be valued based on the volume-weighted average of our common stock as reported on Nasdaq for the ten (10) consecutive trading days ending on the date immediately prior to the date on which such issuance is to be made. The Bi-Annual Payments are payable in six (6) equal bi-annual installments, with the first installment due on the six (6) month anniversary of August 19, 2026, with subsequent installments due on each successive six (6) month anniversary thereafter, through the thirty-six (36) month anniversary of August 19, 2026.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have elected to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•        the requirement that we provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        reduced disclosure about our executive compensation in our registration statements, periodic reports and proxy statements;

•        an exemption from the requirement that we hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

•        an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock on Nasdaq; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period; or (iv) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions.

In addition, the JOBS Act also provides that an emerging growth company may take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. An emerging growth company may therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for new or revised accounting standards.

We are also a “smaller reporting company,” meaning that the market value of our common stock held by non-affiliates is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our common stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our annual report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate History and Information

reAlpha Tech Corp., the former parent entity of the Company, was originally incorporated in Delaware on November 30, 2020. On April 22, 2021, we incorporated the Company (f/k/a reAlpha Asset Management, Inc.), a subsidiary of our former parent company, in Delaware. Following the short-form merger completed in accordance with Section 253 of Delaware General Corporate Law (“DGCL”) on March 21, 2023, reAlpha Tech Corp. merged with and into reAlpha Asset Management, Inc., with the Company surviving the merger, and subsequently the Company changed its name to reAlpha Tech Corp.

Our common stock is listed on Nasdaq under the symbol “AIRE.”

Our principal executive office is located at 6515 Longshore Loop, Suite 100, Dublin, OH 43017. Our phone number is (707) 732-5742. Our corporate website address is www.realpha.com. The information provided on or accessible through our website is not part of this prospectus.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements.

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere or incorporated by reference in this prospectus.

Common stock offered by us	1,361,028 shares of common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common stock pre-funded warrants.
Pre-funded warrants offered by us

We are offering pre-funded warrants to purchase an aggregate of 3,013,972 shares of common stock in lieu of shares of common stock to those purchasers whose purchase of shares of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering. The purchase price of each pre-funded warrant is equal the price per share of common stock being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. Each pre-funded warrant will be exercisable upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants.

Common stock outstanding immediately before this offering	6,072,996 shares of common stock.
Common stock outstanding immediately after this offering(1)	7,434,024 shares of common stock, assuming no exercise of the pre-funded warrants offered hereby.
Use of proceeds

We currently intend to use the net proceeds from this offering for working capital and for general corporate purposes, which could include funding operations, supporting growth initiatives, capital expenditures, potential acquisitions, investments in complementary businesses or technologies, or in connection with the settlement of litigation or claims, including ongoing disputes with GYBL (see “Risk Factors – Our ongoing disputes with GYBL may be costly, time consuming and, if adversely determined against us, could result in a significant downward adjustment of the GEM Warrants’ exercise price, and potentially other penalties and expenses, which could have a material adverse effect on our financial position and business operations”). See “Use of Proceeds” on page 16 for a more complete description of the intended use of proceeds from this offering.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and the risk factors incorporated by reference into this prospectus.
Nasdaq listing symbol

Our common stock is listed on Nasdaq under the symbol “AIRE.” There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

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(1)      The number of shares of common stock to be outstanding after this offering is based on 6,072,996 shares outstanding as of November 3, 2026, and excludes:

•        16,475 shares of common stock available for future issuance under the Company’s 2022 Equity Incentive Plan (as amended, the “2022 Plan”);

•        506,753 shares of common stock issuable upon the vesting of outstanding restricted stock units under the 2022 Plan;

•        Approximately 10,485 shares of common stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

•        46,078 shares of common stock issuable upon exercise of warrants dated July 22, 2025, at $8.75 per share;

•        3,572 shares of common stock issuable upon exercise of placement agent warrants dated July 22, 2025, at $10.9375 per share;

•        84,529 shares of common stock issuable upon exercise of Series A-1 warrants dated July 18, 2025, at $3.75 per share (the “Series A-1 Warrants”);

•        20,084 shares of common stock issuable upon exercise of Series A-2 warrants dated July 18, 2025, at $3.75 per share (the “Series A-2 Warrants”);

•        12,500 shares of common stock issuable upon exercise of placement agent warrants dated July 18, 2025, at $4.6875 per share;

•        36,634 shares of common stock issuable upon exercise of warrants dated April 7, 2025, at $18.75 per share (the “Inducement Warrants”);

•        164,589 shares of common stock issuable upon exercise of warrants dated November 24, 2023, at $18.75 per share (the “Follow-On Warrants”);

•        1,700,884 shares of common stock issuable upon exercise of warrants dated October 23, 2023, at $371.90 per share (the “GEM Warrants”), the number of shares and exercise price of which have not been adjusted to reflect our reverse stock split (see “Description of Capital Stock — Warrants — GEM Warrants” for more information); and

•        shares of common stock that may be issued in connection with our recent acquisitions, including, but not limited to, Prevu and InstaMortgage.

Unless otherwise indicated, all information contained in this prospectus assumes:

•        no exercise of the outstanding options or warrants, including the pre-funded warrants, no conversion of any shares of Series A Preferred Stock, and no settlement of the restricted stock units described in the bullets above.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors described below and discussed in our annual report on Form 10-K for the year ended December 31, 2025, under the heading “Item 1A. Risk Factors,” and as described or may be described in any subsequent quarterly reports on Form 10-Q under the heading “Item 1A. Risk Factors,” as well as in our other filings with the SEC that are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation by Reference.” If any of these risks or uncertainties actually occur, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose all or part of the value of your investment.

Risks Related to this Offering

If we are unable to maintain compliance with Nasdaq’s continued listing requirements, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our common stock is currently listed on Nasdaq, we can give no assurance that we will be able to satisfy the continued listing requirements of Nasdaq in the future, including, but not limited to, the minimum bid price requirement, the minimum stockholders’ equity requirement, the market value of listed securities requirement and the publicly held shares requirement.

As of October 21, 2026, the closing sale price of our common stock on Nasdaq was $1.02 per share. The minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) provides that a company will be below compliance standards if the average closing bid price of a security remains below $1.00 over a period of 30 consecutive trading days. Ordinarily, a company whose bid price falls below $1.00 for 30 consecutive business days receives a 180-day compliance period in which to cure the deficiency. We, however, effected a reverse stock split on April 30, 2026, in order to regain compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2), which minimum bid price requirement deficiency was cured on May 14, 2026, and under Nasdaq Listing Rule 5810(c)(3)(A)(iv), a company that has effected a reverse stock split within the prior one-year period is not entitled to any compliance period for a new bid price deficiency. Instead, Nasdaq would immediately issue a delisting determination (subject to the Company’s right to appeal to a Nasdaq hearings panel) and the Company could face delisting from Nasdaq with no opportunity to cure.

Although we are currently compliant with Nasdaq’s continued listing rules, including the minimum bid price deficiency, we are monitoring the closing bid price of our common stock to consider our options to maintain compliance with the minimum bid price requirement, to the extent we expect to become deficient under such Nasdaq continued listing rule in the future, including effecting a potential reverse stock split. However, there can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or any of the other continued listing requirements of Nasdaq.

If we were to be delisted, we would expect our common stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our common stock;

•        a decreased ability to issue additional securities or obtain additional financing in the future;

•        reduced liquidity for our stockholders;

•        potential loss of confidence by customers, collaboration partners and employees; and

•        loss of institutional investor interest.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be used effectively.

Our management will have broad discretion over the use of the net proceeds from this offering, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. We currently intend to use the net proceeds from this offering for working capital and for general corporate purposes, which could include funding operations, supporting growth initiatives, capital expenditures, potential acquisitions, investments in complementary businesses or technologies, or in connection with the settlement of litigation or claims, including ongoing disputes with GYBL (see “Risk Factors — Our ongoing disputes with GYBL may be costly, time consuming and, if adversely determined against us, could result in a significant downward adjustment of the GEM Warrants’ exercise price, and potentially other penalties and expenses, which could have a material adverse effect on our financial position and business operations”). Nevertheless, due to the number and variability of factors that will determine our use of the net proceeds from this offering, management could use the net proceeds for purposes other than those currently intended. There is no guarantee that management will use the net proceeds effectively and a failure to use the net proceeds effectively could harm our business. See “Use of Proceeds” on page 16 of this prospectus for a description of our proposed use of proceeds from this offering.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research and development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to execute our business plan. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends on our common stock in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends on our common stock in the foreseeable future.

Purchasers in this offering may experience immediate and substantial dilution in net tangible book value.

The public offering price per share of common stock and the public offering price of each pre-funded warrant may be substantially higher than the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering. After giving effect to the sale of 1,361,028 shares of our common stock at a public offering price of $0.40 per share and pre-funded warrants to purchase up to 3,013,972 shares of our common stock at a public offering price of $0.3999, and assuming the full exercise of the pre-funded warrants being offered in this offering and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, you may incur immediate dilution in the pro forma as adjusted net tangible book value per share of common stock. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued upon exercise of outstanding options or warrants, or conversion of the outstanding shares of Series A Preferred Stock, at exercise or conversion prices, as applicable, lower than the public offering price of our common stock in this offering, you will incur further dilution.

Your ownership may be diluted if additional capital stock is issued upon conversion of derivative securities, including our Series A Preferred Stock, or to raise capital, to finance acquisitions, to repay existing debt or in connection with strategic transactions.

We intend to seek to raise additional funds for our operations, to finance acquisitions, to repay existing debt or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our certificate of incorporation (as amended and restated, the “certificate of incorporation”) authorizes us to issue up to 200,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock, including any shares of common stock issuable upon exercise or settlement of our outstanding warrants and restricted stock units, as applicable, and conversion of the Series A Preferred Stock held by Mercurius Media Capital LP (“MMC”), which may include shortfall shares (as defined below), would reduce your influence over matters on which stockholders vote and would be dilutive to our stockholders and earnings per share. In addition, any newly issued preferred stock, including our Series A Preferred Stock, could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

There is no public market for the pre-funded warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants being offered in this offering, and we do not expect one to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of the pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the pre-funded warrants acquire shares of our common stock upon exercise of such pre-funded warrants, the holders will have no rights with respect to shares of our common stock. Upon exercise of the pre-funded warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of securities; (ii) agreement to not enter into any financings for 180 days from the closing date of this offering, subject to certain conditions and exceptions; and (iii) indemnification for breach of contract.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “[a] broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under the Financial Industry Regulatory Authority, Inc. (“FINRA”) “suitability rules.” FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and for retail customers, broker-dealers must determine the investment is in the customer’s “best interest” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy our securities, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell our common stock.

Risks Related to Our Business and Financial Condition

We are permanently barred from raising capital in Massachusetts pursuant to a Consent Order.

On April 15, 2022, we entered into a consent order (the “Consent Order”) with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts. Under the Consent Order, the Company is barred from offering or selling securities in the Commonwealth of Massachusetts, and ordered to cease and desist from committing future violations of Massachusetts Uniform Securities Act, Mass. Gen. Laws c. 110A (the “Act”), and the regulations promulgated thereunder at 950 Code Mass. Regs. 10.01-14.413. The National Securities Markets Improvement Act of 1996 (“NSMIA”) prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities,” including securities listed on a national securities exchange such as Nasdaq. Due to the fact that our common stock is listed on Nasdaq, our common stock qualifies as covered securities under such statute. Although the states are preempted from regulating the sale of covered securities, NSMIA does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. The Consent Order expressly states that it is not intended to be a final order based upon violations of the Act that prohibit fraudulent, manipulative, or deceptive conduct. As a result, there is uncertainty as to whether the Consent Order’s prohibition on offers or sales of our securities in the Commonwealth of Massachusetts is enforceable under federal law. Regardless of this uncertainty, we have not undertaken a legal determination as to the preemption question and are continuing to take steps to comply with the Consent Order. To the extent that the Consent Order is enforceable, our ability to sell securities of the Company is limited to the remaining 49 states and expressly excludes natural persons or legal entities that are residents of the Commonwealth of Massachusetts. Based on information currently available to us, we are not aware of any sales that have been made by the Company in the Commonwealth of Massachusetts since we entered into the Consent Order. However, if an offering of our securities were to result in sales to residents of the Commonwealth of Massachusetts, even inadvertently, it could be viewed as a violation of the Consent Order and could subject us to additional regulatory actions or penalties. A regulatory action, even if it does not result in a finding of wrongdoing or penalty, could require substantial expenditures of time, resources, and money, and could potentially damage our reputation. Any such regulatory action or penalty could adversely affect our business, result of operations or access to capital markets.

Our business is subject to various laws and regulations, including financial protections and securities laws.

We are subject to a variety of laws and regulations relating to financial protection, data privacy, and securities laws. These laws and regulations are constantly evolving and can be subject to significant change. Such laws and regulations are numerous, complex, and frequently changing. If we fail to satisfy such laws and regulations, we may face inquiries or investigations or other government actions, which may be costly to comply with, result in negative publicity, require management’s time and attention, and subject us to remedies that may harm our business, including fines or demands or orders that we modify or cease business practices. Additionally, as we depend on third parties for key services, we rely on such third-party service providers’ compliance with laws and regulations regarding privacy, data protection, consumer protection, securities regulation, and other matters relating to our customers and business activities. Should there be deficiencies in our compliance (including by third-party service providers), this could adversely impact our reputation and could also expose us to material liability and responsibility for damages, fines, or penalties.

Our independent registered public accounting firm and our management have concluded that there is substantial doubt about our ability to continue as a going concern. We will be unable to continue to operate for the foreseeable future without additional capital.

Our independent registered public accounting firm issued a report dated March 12, 2026, in connection with the audit of our consolidated financial statements for the year ended December 31, 2025, which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern, including our recurring losses, cash used in operations, and need to raise additional funds to meet our obligations and sustain our operations. In addition, the notes to our audited financial statements for the year ended December 31, 2025, and unaudited financial statements for the six months ended June 30, 2026, each of which is incorporated by reference into the registration statement of which this prospectus forms a part, contain a disclosure describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern.

Without taking into account the anticipated net proceeds from this offering, we expect that our current cash will be sufficient to support our projected operating requirements for a period of less than one month from the date of this prospectus. After giving effect to the sale of 1,361,028 shares of our common stock at a public offering price of $0.40 per share and pre-funded warrants to purchase up to 3,013,972 shares of our common stock at a public offering price of $0.3999, we expect that the net proceeds from this offering will provide us with additional liquidity to fund our operating expenses and working capital needs for approximately the next three months from the date of this prospectus. We, however, may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us and materially impact our ability to fund our operating expenses and business plans. Additionally, even if we sell all of the securities offered hereby, we will need to obtain substantial additional funding to continue our operations, and our ability to continue as a going concern is dependent upon our ability to obtain such additional funding. Adequate additional financing may not be available to us in the necessary timeframe, in the amounts we require, on terms that are acceptable to us, or at all. If we are unable to raise additional capital, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are not able to continue as a going concern, we may have to liquidate our assets and/or seek protection under federal bankruptcy law, and it is likely that holders of our capital stock and holders of securities convertible into our common stock will lose all of their investment. As such, there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern.

Our ongoing disputes with GYBL may be costly, time consuming and, if adversely determined against us, could result in a significant downward adjustment of the GEM Warrants’ exercise price, and potentially other penalties and expenses, which could have a material adverse effect on our financial position and business operations.

On November 1, 2024, we filed a lawsuit against GEM Yield Bahamas Limited (“GYBL”) in the United States District Court for the Southern District of New York (the “Court”), pursuant to which we asserted two causes of action: (i) rescission of the warrants issued to GYBL (the “GEM Warrants”) pursuant to that certain Share Purchase Agreement, dated as of December 1, 2022 (the “GEM Agreement”), by and among us, GYBL and GEM Global Yield LLC SCS, pursuant to Section 29(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to GYBL’s underlying violation of Section 15(a) of the Exchange Act for effecting the GEM Warrants as an unregistered dealer, and (ii) in the alternative, a declaratory judgment that the exercise price adjustment calculation of the GEM Warrants is governed by the terms provided in the GEM Warrants, rather than the terms of the GEM Agreement. Following a motion to dismiss filed by GYBL on January 17, 2025, the Court granted such motion to dismiss on March 14, 2025. On April 15, 2025, we filed an appeal of the Court’s decision dismissing our case to the United States Court of Appeals for the Second Circuit (the “Second Circuit”). The Second Circuit granted the parties’ stipulation to withdraw the appeal on March 12, 2026.

Additionally, following the Court’s grant of GYBL’s motion to dismiss our lawsuit, GYBL filed a separate lawsuit against us, in which GYBL is asserting two causes of action against us: (1) breach of the terms of the GEM Warrants, and (2) declaratory relief concerning the validity and enforceability of the GEM Warrants. In addition to the declaratory relief, GYBL is seeking monetary damages in an amount to be determined at trial, specific performance of the GEM Warrants and attorneys’ fees and litigation costs. On June 9, 2025, we filed a motion to dismiss this lawsuit from GYBL. GYBL responded to our motion to dismiss on June 23, 2025, asserting that our motion to dismiss should be denied, or, in the alternative, GYBL should be given leave to further amend its complaint. On June 30, 2025, we filed a reply in support of its motion to dismiss. On August 21, 2025, the Court granted, in part, our motion to dismiss the amended complaint with respect to GYBL’s claim for declaratory relief concerning the validity and enforceability of the GEM Warrants. The Court denied our motion to dismiss in all other respects. Following the Court’s partial grant and partial dismissal of our motion to dismiss, we filed an answer to GYBL’s amended complaint on September 4, 2025. The parties have reached a preliminary understanding with respect to a potential settlement of the parties’ disputes including this matter, and the parties are negotiating a definitive settlement agreement in accordance with the terms of such understanding. The terms of such potential settlement may include a cash payment, the issuance of shares of our common stock, or a combination of the two, which, to the extent that shares of our common stock are issued, may dilute our existing stockholders. Further, to the extent the terms of any such potential settlement include cash payments, such payments would reduce the cash available to fund our operating expenses and business plans, which would materially impact our financial condition. These discussions are currently ongoing, and we cannot predict the timing or final terms of any potential settlement at this time, including whether any securities will be issued in connection therewith, or whether the parties will enter into a definitive settlement agreement.

Given the ongoing disputes with GYBL, the exercise price of the GEM Warrants have not been adjusted pursuant to the GEM Warrants’ terms while these disputes are pending, and, to the extent any shares of common stock are sold pursuant to an equity offering, for instance, at a price per share that is below the then-current exercise price of the GEM Warrants, we do not plan to adjust the exercise price of the GEM Warrants pending resolution of such disputes. A final adverse ruling against us in pending lawsuits and any subsequent appeals, or in any other claim or counterclaim, as applicable, sought by GYBL, could lead to a significant downward adjustment to the current exercise price of the GEM Warrants, additional expenses incurred related to the lawsuits during the ongoing disputes, including, but not limited to, attorney’s fees, and any other remedies the court may deem just.

Further, any lawsuit and subsequent appeals may be expensive, may divert management’s time away from our operations, and may affect the availability and premiums of our liability insurance coverage, regardless of whether our claims are meritorious, or ultimately lead to a judgment against us. We cannot assure you that we will be able to be successful in lawsuits, or any subsequent appeal, against GYBL or resolve any current or future litigation matters, in which case those litigation matters, including the disputes with GYBL, could have a material and adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY Note Regarding Forward-Looking Statements

This prospectus, and the documents incorporated by reference herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” “strategy,” “future,” “likely,” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:

•        We have a limited operating history, which may adversely affect us;

•        We have a history of operating losses, and we may not be able to generate sufficient revenue to achieve and sustain profitability;

•        We may be unable to obtain financing through the debt and equity capital markets, which would have a material adverse effect on our growth strategy and our financial condition and results of operations;

•        Our financial condition raises substantial doubt as to our ability to continue as a going concern;

•        Our ability to maintain the listing of our common stock on Nasdaq;

•        If we are unable to successfully identify, consummate or integrate acquisitions into our operations, our business, results of operations, and financial condition could be adversely affected;

•        We have integrated, and intend to continue to integrate, artificial intelligence (“AI”) in our operations and services which may result in operational challenges, compliance challenges, reputational concerns, privacy risks and competitive risks, which could have material adverse effects on our financial condition, results of operations, or reputation;

•        We have experienced, and expect to continue to experience, significant dilution of our common stock, which may adversely affect the market price of our common stock and make it more difficult to raise capital in the future;

•        Compliance with governmental laws, regulations and covenants that are applicable to our business and industries or that may be passed in the future, including those related to the operations of brokerages, title service companies, and other real estate services, may adversely affect our business operations and financial condition;

•        Our business depends significantly on the health of the U.S. residential real estate industry and changes in general economic conditions;

•        The business and industry in which we participate are highly competitive, and we may be unable to compete successfully with our current or future competitors;

•        The reAlpha platform and our services are currently limited to certain geographic markets and if we are unable to successfully expand the reAlpha platform and our services to new markets, our growth prospects, results of operations and financial condition may be adversely affected;

•        Our technologies that are currently being developed may not yield expected results or be delivered on time; and

•        The market price and trading volume of our common stock may continue to be highly volatile, which could lead to a loss of all or part of a stockholder’s investment.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, spinouts or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $1.35 million, after deducting the placement agent fees and estimated offering expenses payable by us and assuming no exercise of any pre-funded warrants being issued in this offering. However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, which could include funding operations, supporting growth initiatives, capital expenditures, potential acquisitions, investments in complementary businesses or technologies, or in connection with the settlement of litigation or claims, including ongoing disputes with GYBL (see “Risk Factors – Our ongoing disputes with GYBL may be costly, time consuming and, if adversely determined against us, could result in a significant downward adjustment of the GEM Warrants’ exercise price, and potentially other penalties and expenses, which could have a material adverse effect on our financial position and business operations”).

This represents our best estimate based on the current status of our business, but, other than as indicated, we have not reserved or allocated amounts for specific purposes and cannot specify with certainty how or when we will use any of the net proceeds. The actual amounts and timing of our expenditures will depend on various factors, and management will have broad discretion in applying the proceeds from this offering. See “Risks Related to this Offering — Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be used effectively.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026, as follows:

•        on an actual basis;

•        on a pro forma basis to give effect to: (i) the issuance on August 1, 2026, of 426,848 shares of common stock to satisfy a deferred consideration payment in connection with Prevu’s acquisition, (ii) the historical effects of the InstaMortgage acquisition (see “Recent Developments — InstaMortgage Acquisition”), including the issuance of 119,903 shares of common stock to satisfy the consideration payment due at closing in connection with InstaMortgage’s acquisition, (iii) the issuance of an aggregate of 46,403 shares of common stock underlying restricted stock units that vested and settled subsequent to June 30, 2026, and (iv) the issuance of 39,222 shares of common stock on July 30, 2026 in payment of director compensation for the second quarter of 2026 (collectively, the “pro forma adjustments”); and

•        on a pro forma as adjusted basis to give effect to the pro forma adjustments described above and the issuance and sale by us of (i) 1,361,028 shares of our common stock at a public offering price of $0.40 per share, and (ii) pre-funded warrants to purchase up to 3,013,972 shares of our common stock at a public offering price of $0.3999 per share in this offering, and after deducting estimated placement agent fees and estimated offering expenses payable by us.

The information below is illustrative only. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 (collectively, the “Form 10-Qs”) and the audited consolidated financial statements and related notes and the unaudited condensed consolidated financial statements and related notes contained in the 2025 Form 10-K and the Form 10-Qs, respectively, each of which is incorporated by reference into this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$2,230,607	$2,287,515	$3,640,015

Debt
Short-term loans – related parties, current portion	$60,746	$60,746	$60,746
Short-term loans – unrelated parties, current portion	$185,141	$185,141	$185,141
Other long-term loans – unrelated parties, net of current portion	$54,872	$54,872	$54,872
Total debt	$300,759	$300,759	$300,759

Mezzanine Equity
Series A Convertible Preferred Stock: $0.001 par value; 5,000,000 shares of preferred stock authorized, 1,000,000 designated as Series A Preferred Stock; 256,125 shares issued and outstanding, actual, pro forma and pro forma as adjusted	$1,096,133	$1,096,133	$1,096,133

Stockholders’ Equity
Common stock: $0.001 par value; 200,000,000 shares authorized; 5,374,302 shares outstanding as of June 30, 2026; 6,072,996 shares outstanding on a pro forma basis; and 7,434,024 shares outstanding on a pro forma as adjusted basis	$5,374	$6,007	$7,434
Additional paid-in capital	$69,129,985	$69,919,600	$71,267,725
Accumulated other comprehensive income (loss)	$(120,599)	$(120,599)	$(120,599)
Accumulated deficit	$(63,444,056)	$(63,492,568)	$(63,492,568)
Non-controlling interests in consolidated entities	$10,979	$10,979	$10,979
Total stockholders’ equity	$5,581,683	$6,323,419	$7,672,971
Total capitalization	$6,978,575	$7,720,311	$9,069,863

The foregoing table and discussion is based on 5,374,302 shares of common stock outstanding as of June 30, 2026, and excludes, as of such date, the following:

•        307,030 shares of common stock available for future issuance under the 2022 Plan;

•        268,986 shares of common stock issuable upon the vesting of outstanding restricted stock units under the 2022 Plan;

•        Approximately 10,397 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock;

•        46,078 shares of common stock issuable upon exercise of warrants dated July 22, 2025, at $8.75 per share;

•        3,572 shares of common stock issuable upon exercise of placement agent warrants dated July 22, 2025, at $10.9375 per share;

•        84,529 shares of common stock issuable upon exercise of Series A-1 Warrants at $3.75 per share;

•        20,084 shares of common stock issuable upon exercise of Series A-2 Warrants at $3.75 per share;

•        12,500 shares of common stock issuable upon exercise of placement agent warrants dated July 18, 2025, at $4.6875 per share;

•        36,634 shares of common stock issuable upon exercise of the Inducement Warrants at $18.75 per share;

•        164,589 shares of common stock issuable upon exercise of the Follow-On Warrants at $18.75 per share; and

•        1,700,884 shares of common stock issuable upon exercise of the GEM Warrants at $371.90 per share, the number of shares and exercise price of which have not been adjusted to reflect our reverse stock split (see “Description of Capital Stock — Warrants — GEM Warrants” for more information).

In addition, the “Actual” column of the table above does not include the following as of June 30, 2026:

•        the preferred stock embedded derivative liability of $4,760,012, which was bifurcated from our Series A Preferred Stock and is carried as a non-current liability, and any potential cash payments or issuance of shortfall shares, in our sole discretion, in connection with the automatic conversion of the shares of Series A Preferred Stock held by MMC (see “Description of Capital Stock — Series A Convertible Preferred Stock — Shortfall” for more information). The derivative liability is remeasured at fair value as of each reporting date, with changes in fair value recognized in earnings, and does not represent an obligation to pay cash. For more information, see “Note 10 — Mezzanine Equity and Preferred Stock Embedded Derivative Liability” to our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, which is incorporated by reference into this prospectus;

•        deferred consideration of $1,856,349 payable in connection with our acquisition of Prevu in remaining installments over the period ending in May 2027. Such deferred consideration may be satisfied, at our election, in cash or in shares of our common stock valued by reference to the volume weighted average price of our common stock at the time of issuance. To the extent we elect to satisfy any such payment in shares of common stock, our existing stockholders will experience dilution; and

•        contingent consideration of $60,184 (current) and $244,666 (non-current) payable in connection with our acquisition of reAlpha Mortgage, which is measured at fair value and is payable only upon the achievement of specified performance metrics.

In addition, the pro forma and pro forma as adjusted columns do not reflect the deferred consideration of approximately $6,500,000 payable in connection with our acquisition of InstaMortgage, $5,000,000 of which may be satisfied, at our election, in cash or in shares of our common stock (see “Recent Developments — InstaMortgage Acquisition”).

DILUTION

If you invest in our securities in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price paid by the purchasers of the shares of common stock (and pre-funded warrants) sold in this offering and the as adjusted net tangible book value per shares of common stock after this offering.

As of June 30, 2026, our net tangible book value (deficit) was approximately $(5.91) million, or approximately $(1.10) per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities and mezzanine equity, divided by the number of outstanding shares of our common stock. Dilution represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock after the offering.

After giving effect to the pro forma adjustments described above under the section titled “Capitalization,” our pro forma net tangible book value (deficit) as of June 30, 2026, would have been approximately $(11.09) million, or approximately $(1.85) per share of common stock.

After giving effect to the pro forma adjustments described above and the sale and issuance of (i) 1,361,028 shares of our common stock at the public offering price of $0.40 per share, and (ii) pre-funded warrants to purchase up to 3,013,972 shares of our common stock at the public offering price of $0.3999 per pre-funded warrant, and after deducting estimated placement agent fees and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value (deficit) subsequent to June 30, 2026, our pro forma as adjusted net tangible book value (deficit) would have been approximately $(0.94) per share. For purposes of calculating pro forma as adjusted net tangible book value per share, we have assumed the exercise in full of the pre-funded warrants offered hereby, resulting in 10,447,996 shares of common stock outstanding after this offering. This represents an immediate increase in net tangible book value (deficit) of approximately $0.91 per share to our existing stockholders and an immediate dilution of approximately $1.34 to investors purchasing securities in this offering at the public offering price.

The following table illustrates this per share dilution:

Public offering price per share		$0.40
Net tangible book value (deficit) per share as of June 30, 2026	$(1.10)
Decrease in net tangible book value per share attributable to the pro forma adjustments	$(0.75)
Pro forma net tangible book value (deficit) per share as of June 30, 2026		$(1.85)
Increase in net tangible book value per share attributable to this offering	$0.91
Pro forma as adjusted net tangible book value (deficit) per share as of June 30, 2026, after giving effect to this offering		$(0.94)
Dilution per share to new investors purchasing shares in this offering		$1.34

The foregoing table and discussion is based on 5,374,302 shares of common stock outstanding as of June 30, 2026, and excludes, as of such date, the following:

•        307,030 shares of common stock available for future issuance under the 2022 Plan;

•        268,986 shares of common stock issuable upon the vesting of outstanding restricted stock units under the 2022 Plan;

•        Approximately 10,397 shares of common stock issuable upon the conversion of outstanding shares of Series A Preferred Stock;

•        46,078 shares of common stock issuable upon exercise of warrants dated July 22, 2025, at $8.75 per share;

•        3,572 shares of common stock issuable upon exercise of placement agent warrants dated July 22, 2025, at $10.9375 per share;

•        84,529 shares of common stock issuable upon exercise of Series A-1 Warrants at $3.75 per share;

•        20,084 shares of common stock issuable upon exercise of Series A-2 Warrants at $3.75 per share;

•        12,500 shares of common stock issuable upon exercise of placement agent warrants dated July 18, 2025, at $4.6875 per share;

•        36,634 shares of common stock issuable upon exercise of the Inducement Warrants at $18.75 per share;

•        164,589 shares of common stock issuable upon exercise of the Follow-On Warrants at $18.75 per share; and

•        1,700,884 shares of common stock issuable upon exercise of the GEM Warrants at $371.90 per share, the number of shares and exercise price of which have not been adjusted to reflect our reverse stock split (see “Description of Capital Stock — Warrants — GEM Warrants” for more information).

The discussion and table above assume no exercise of outstanding warrants or conversion of outstanding Series A Preferred Stock. To the extent that warrants are exercised or shares of Series A Preferred Stock are converted, as the case may be, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known to us about beneficial ownership of our capital stock by:

•        each of our directors;

•        each of the named executive officers;

•        all of our directors and executive officers as a group; and

•        each stockholder known by us to beneficially own 5% or more of our common stock or Series A Preferred Stock.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities, including the Series A Preferred Stock, held by that person or entity that are currently exercisable or convertible within 60 days of November 2, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership is based on 6,072,996 shares of common stock and 256,125 shares of our Series A Preferred Stock outstanding as of November 2, 2026.

To our knowledge, except as indicated in the footnotes to the following table and subject to state community property laws where applicable, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Common Stock			Series A Preferred Convertible Stock			Approximate Percentage of Total Voting Power of Outstanding Capital Stock(2)
	Number of Shares Beneficially Owned(1)		Approximate Percentage of Class	Number of Shares Beneficially Owned(1)		Approximate Percentage of Class
Directors and Executive Officers
Giri Devanur(3)	1,118,013		18.39%	—		—	18.36%
Michael J. Logozzo(4)	99,819		1.64%	—		—	1.64%
Thomas J. Kutzman Jr.(5)	35,754		*	—		—	*
Dimitrios Angelis	41,750		*	—		—	*
Balaji Swaminathan	41,750		*	—		—	*
Prabhu Antony	36,690		*	—		—	*
Piyush Phadke(6)	3,302		*	—		—	*
All executive officers and directors as a group(7)	1,373,776		22.59%	—		—	22.49%

5% or More Stockholders
Mercurius Media Capital LP(8)	10,797	(9)	*	256,125	(10)	100.0%	*

____________

*        Less than one percent of outstanding shares.

(1)      With the exception of the securities beneficially owned by our current executive officers and directors and their affiliates, the ownership of the shares of common stock listed above were determined using public records. These amounts are based upon information available to us as of the date of this filing.

(2)      Represents percentage of voting power of our common stock and Series A Preferred Stock, on an as-converted basis, voting together as a single class.

(3)      Includes (i) 1,004,811 shares of common stock held directly by Mr. Devanur, (ii) 108,000 shares of common stock held by Giri Devanur Holdings LLC and (iii) 5,202 shares of common stock underlying restricted stock units that are expected to vest on or prior to January 1, 2027, and excludes 81,632 shares of common stock underlying restricted stock units that are not expected to vest on or prior to January 1, 2027. Mr. Devanur is the managing member of Giri Devanur Holdings LLC and he has sole voting and investment power with respect to those shares of common stock.

(4)      Includes (i) 94,716 shares of common stock held directly by Mr. Logozzo and (ii) 5,103 shares of common stock underlying restricted stock units that are expected to vest on or prior to January 1, 2027, and excludes 94,341 shares of common stock underlying restricted stock units that are not expected to vest on or prior to January 1, 2027.

(5)      Includes (i) 22,429 shares of common stock held directly by Mr. Kutzman and (ii) 13,325 shares of common stock underlying restricted stock units that are expected to vest on or prior to January 1, 2027, and excludes 80,165 shares of common stock underlying restricted stock units that are not expected to vest on or prior to January 1, 2027.

(6)      On February 25, 2026, we terminated the employment of Mr. Phadke as our Chief Financial Officer, effective immediately. The shares of common stock beneficially owned by Mr. Phadke and the respective percentage of beneficial ownership of shares of common stock stated in these columns reflect ownership of shares of common stock as of July 27, 2026, the most recent practicable date after his last date of employment, which reflects the acceleration of certain restricted stock units, and the issuance of 3,302 shares of common stock underlying those, previously held by Mr. Phadke in connection with his separation agreement.

(7)      Excludes Piyush Phadke, our former Chief Financial Officer, and includes Thomas J. Kutzman Jr., our current Chief Financial Officer.

(8)      Reflects the securities beneficially owned by Mercurius Media Capital LP, a Delaware limited partnership. Mercurius Media Holdings LLC, a Delaware limited liability company, serves as the general partner of MMC and exercises sole voting and dispositive power over such securities. The principal business address of MMC is 100 Marine Parkway, Suite 175, Redwood City, CA 94065.

(9)      Consists of 10,797 shares of common stock issuable upon conversion of the 256,125 shares of Series A Preferred Stock beneficially owned by MMC, including 552 shares of common stock issuable to MMC with respect to dividends accrued and that will accrue through January 1, 2027.

(10)    Consists of 256,125 shares of Series A Preferred Stock beneficially owned by MMC as of January 1, 2027.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of the classes of our capital stock based on our certificate of incorporation and bylaws (as amended and restated from time to time, the “bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, our bylaws and the DGCL.

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of November 3, 2026, there were 6,072,996 shares of common stock outstanding and 256,125 shares of Series A Preferred Stock outstanding.

Common Stock

Voting Rights.    The holders of shares of our common stock are entitled to one vote for each share held on record on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends.    The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends in the foreseeable future. The holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds. Any dividend declared by the board of directors must be equal, on a per share basis.

Liquidation Rights.    In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share in the net assets legally available for distribution to stockholders after the payment of debts and other liabilities of the Company, subject to the superior rights of holders of our Series A Preferred Stock.

Registration Rights

Pursuant to that certain Investment Agreement by and between us and MMC, dated March 7, 2025 (the “MMC Agreement”), we agreed to file a registration statement under the Securities Act to register the resale of the shares of our common stock issuable upon conversion of the shares of Series A Preferred Stock held by MMC, including any shortfall shares.

Blank Check Preferred Stock

Our board of directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

Series A Convertible Preferred Stock

On February 20, 2025, we filed the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (as amended, the “Certificate of Designation”) with the Secretary of State of the State of Delaware, designating 1,000,000 shares of the 5,000,000 shares of the authorized but unissued class of our stock known as preferred stock as Series A Preferred Stock.

Stated Value.    The Series A Preferred Stock has a stated value of $20 per share (the “Stated Value”).

Conversion Price.    The Series A Preferred Stock has a conversion price per share of $500 per share, subject to adjustments provided in the Certificate of Designation (the “Conversion Price”).

Shortfall.    The MMC Agreement provides that, to the extent that the aggregate value of the shares of common stock issuable upon the automatic conversion of the shares of Series A Preferred Stock held by MMC, which will automatically convert three years following the issuance date of such shares, is less than the original consideration paid for such shares of Series A Preferred Stock, or $5 million, based on the closing price of our common stock on the date of such automatic conversion, then we agreed to pay for such difference in value in cash or in shares of our common stock (such shares, the “shortfall shares”), at our sole discretion, no later than 30 calendar days after the automatic conversion of the shares of Series A Preferred Stock.

Voting Rights.    The holders of outstanding shares of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible at the Conversion Price as of the record date for determining stockholders entitled to vote on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting).

Dividends.    Commencing on the issuance date of a share of Series A Preferred Stock, each such share of Series A Preferred Stock outstanding and not converted into common stock will accrue dividends on a daily basis at a per annum rate of 3.0% of the Stated Value, which dividends will be payable no later than 60 calendar days after the end of each Dividend Period (as defined in the Certificate of Designation) in accordance with and subject to the terms and conditions of the Certificate of Designation (the “Preferred Dividends”). If any shares of Series A Preferred Stock are converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date (as defined in the Certificate of Designation) during the period after the last day of a Dividend Period and prior to the close of business on the corresponding Dividend Record Date (as defined in the Certificate of Designation) for such Dividend Period, and the Company has not paid the entire amount of the Preferred Dividends payable for such corresponding Dividend Period, then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock will be added to the Liquidation Amount (as defined below) for purposes of such conversion, which Liquidation Amount is the amount, as of any date and with respect to any share of Series A Preferred Stock, equal to the sum of (x) the Stated Value and (y) accrued but unpaid dividends, if any, on such share of Series A Preferred Stock (the “Liquidation Amount”). If any shares of Series A Preferred Stock are instead converted in accordance with and subject to the terms and conditions of the Certificate of Designation on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date (as defined in the Certificate of Designation), then the amount of Preferred Dividends with respect to such shares of Series A Preferred Stock (the “Residual Payments”), at the Company’s option, will either (x) be paid in cash on or prior to the date of such conversion or (y) if not paid in cash, be added to the Liquidation Amount for purposes of such conversion.

Liquidation Preference.    The Series A Preferred Stock ranks: (i) senior to all of the common stock, (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Preferred Stock (“Junior Securities”), (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (“Parity Securities”) and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series A Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. In the event of the Company’s liquidation, dissolution or winding up, holders of the Series A Preferred Stock will be entitled to, subject to the superior rights of the holders of any Senior Securities, (i) receive, in preference to any distributions of any of the assets, whether capital or surplus, of the Company to the holders of the common stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, (a) any Residual Payments and (b) the Liquidation Amount with respect to such shares of Series A Preferred Stock, in each case, before any payments shall be made or any assets distributed to holders of any class of common stock or Junior Securities; and (ii) participate pari passu with the holders of common stock (on an as-converted to common stock basis and disregarding for such purpose any Beneficial Ownership Limitation (as defined in the Certificate of Designation)) in the remaining distribution of the net assets of the Company available for distribution.

Conversion.    The Series A Preferred Stock is convertible at the option of the holder at any time during the period beginning on the date of issuance of such Series A Preferred Stock and ending on the date that is 3 years following the respective issuance date thereof (the “Conversion Period”) into a number of Conversion Shares equal to the Liquidation Amount of such share of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation. On the business day after the expiration of the Conversion Period of a Series A Preferred Stock, each such share of Series A Preferred Stock will automatically convert into a number of Conversion Shares equal to the Liquidation Amount of such shares of Series A Preferred Stock divided by the Conversion Price, subject to any Beneficial Ownership Limitation.

Warrants

GEM Warrants

On October 23, 2023, we issued the GEM Warrants (as defined above) to purchase up to 1,700,884 shares of our common stock in connection with a Share Purchase Agreement between us and GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited (“GYBL,” and collectively, “GEM”), dated December 1, 2022 (the “GEM Agreement”).

The GEM Warrants have an exercise price of $371.90 per share and contain weighted average anti-dilution provisions that provide that if the Company issues shares of common stock, or securities convertible into or exercisable or exchangeable for shares of common stock, subject to certain exceptions, at a price per share that is less than the then-current GEM Warrants exercise price, then the exercise price of the GEM Warrants will be proportionally reduced by application of a formula provided for in the GEM Warrants that takes into account such new issuance price in light of the number of shares issued and to be issued. In addition to the foregoing adjustment, on the one-year anniversary of our Nasdaq listing, if all or any portion of the GEM Warrants remain unexercised and the average daily closing price of the common stock on Nasdaq over the 10-days preceding such anniversary is less than 90% of the then-current exercise price of the GEM Warrants (the “Baseline Price”), or less than $334.71 per share, then the exercise price of such remaining GEM Warrants would be adjusted to 110% of the Baseline Price. Due to an ongoing dispute with GYBL regarding the GEM Warrants, there is uncertainty about the enforceability of the GEM Warrants and its terms. If the dispute is not resolved through negotiations and the ongoing disputes are adversely determined against us, we may be required to adjust the GEM Warrants’ exercise price downward significantly. Additionally, given the ongoing dispute with GYBL, the exercise price of the GEM Warrants was not adjusted at its one-year anniversary pursuant to the GEM Warrant’s terms and, to the extent any shares of our common stock are sold at a price per share that is below the then-current exercise price of the GEM Warrants, we do not plan to adjust the exercise price of the GEM Warrants pending resolution of such disputes.

Follow-On Warrants

On November 24, 2023, we issued Follow-On Warrants (as defined above) to purchase up to 96,000 shares of common stock, as adjusted from time to time, pursuant to the terms and conditions of securities purchase agreements with certain purchasers, as part of a best efforts public offering of our securities.

Exercisability.    The Follow-On Warrants will be exercisable at any time after their original issuance and may be exercised until November 24, 2028. If a registration statement registering the issuance of the common stock underlying the Follow-On Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Follow-On Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Follow-On Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Follow-On Warrant. As to any fraction of a share which a holder would otherwise be entitled to purchase upon exercise of the Follow-On Warrants, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exercise Limitation.    A holder will not have the right to exercise any portion of the Follow-On Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Follow-On Warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Follow-On Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price.    The exercise price for the Follow-On Warrants was originally $125.00 per share, and after subsequent adjustments thereof, it is currently $18.75 per share. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common stock.

Adjustments.    The Follow-On Warrants provided for adjustment of its original exercise price of $125.00 per share and number of shares issuable pursuant to the Follow-On Warrants if we, or any of our significant subsidiaries, as applicable, sell, enter into any agreement to sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share that is less than the exercise price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), subject to certain exceptions. In the event a Dilutive Issuance occurs, the exercise price shall be reduced to equal the Base Share Price and the number of shares issuable pursuant to the Follow-On Warrants will increase such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, will equal the aggregate exercise price prior to such adjustment, provided that the Base Share Price could not be less than $36.00 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions). As a result of our warrant inducement that we completed in April 2025, as discussed below, pursuant to which we lowered the exercise price of the Follow-On Warrants, and other adjustments to the Follow-On Warrants’ exercise price, including with respect to our reverse stock split, the exercise price of the Follow-On Warrants was adjusted to $18.75 per share.

Transferability.    Subject to applicable laws, the Follow-On Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent.    The Follow-On Warrants were issued in accordance with a warrant agency agreement between VStock Transfer, LLC, as warrant agent, and us. The Follow-On Warrants are represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Stockholder.    Except as otherwise provided in the Follow-On Warrants, or by virtue of such holder’s ownership of our common stock, the holder of a Follow-On Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Follow-On Warrant.

Fundamental Transactions.    In the case of certain fundamental transactions affecting the Company, a holder of Follow-On Warrants, upon exercise of such Follow-On Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Follow-On Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Follow-On Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Follow-On Warrants.

Governing Law.    The Follow-On Warrants and the warrant agency agreement are governed by New York law.

Inducement Warrants

On April 6, 2025, we entered into inducement offer letter agreements (the “Inducement Letters”) with certain holders of the Follow-On Warrants issued such holders on November 24, 2023, with a current expiration date of November 24, 2028. In connection with the Inducement Letters, we issued the Inducement Warrants to such holders in connection with their exercise of the Follow-On Warrants.

Duration and Exercise Price.    Each Inducement Warrant has an exercise price equal to $18.75 per share. The Inducement Warrants are exercisable at any time until November 24, 2028. The exercise price and number of Inducement Warrant shares of common stock issuable upon exercise thereof is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the common stock and the exercise price.

Exercisability.    The Inducement Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed notice of exercise accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Inducement Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s Inducement Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Inducement Warrants, provided that any increase will not be effective until sixty-one (61) days following notice to the Company.

Cashless Exercise.    If, at the time a holder exercises its Inducement Warrants, a registration statement registering the resale of the shares of common stock issuable upon exercise of the Inducement Warrant by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the Inducement Warrants.

Rights as a Stockholder.    Except as otherwise provided in the Inducement Warrants or by virtue of the holder’s ownership of shares of common stock, such holder does not have the rights or privileges of a holder of common stock, including any voting rights, until such holder exercises such holder’s Inducement Warrants. The Inducement Warrants provide that the holders of the Inducement Warrants have the right to participate in distributions or dividends paid on shares of common stock.

Fundamental Transactions.    If at any time the Inducement Warrants are outstanding, we, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined in the Inducement Warrants), then, upon any subsequent exercise of the Inducement Warrants, the holder of the Inducement Warrants will be entitled to receive, for each share of common stock that would have been issuable upon such exercise prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if we are the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by a holder of the number of shares of common stock for which the Inducement Warrants are exercisable immediately prior to the Fundamental Transaction. In the event of a Fundamental Transaction, and at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), we shall purchase the unexercised portion of the Inducement Warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Inducement Warrants) of the remaining unexercised portion of the Inducement Warrants on the date of the consummation of such Fundamental Transaction.

Voluntary Exercise Price Adjustment.    The exercise price of the Inducement Warrants may be reduced at any time deemed appropriate by the board of directors, subject to Nasdaq’s rules and regulations.

Waivers and Amendments.    The Inducement Warrants may be modified or amended, or the provisions of the Inducement Warrants waived with the Company’s and the holders’ written consent.

Series A-1 and Series A-2 Warrants

On July 16, 2025, we commenced a best efforts public offering of shares of our common stock, which was sold together with the Series A-1 Warrants and the Series A-2 Warrants (collectively, the “common stock purchase warrants”). This best efforts public offering closed on July 18, 2025.

Duration and Exercise Price.    Each common stock purchase warrant has an exercise price of $3.75 per share and became exercisable as of October 8, 2025. The Series A-1 Warrants will expire on the 5-year anniversary of October 8, 2025, and the Series A-2 Warrants will expire on the 24-month anniversary of October 8, 2025. The exercise price and number of shares of common stock issuable upon exercise of the common stock purchase warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability.    The common stock purchase warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common stock purchase warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the common stock purchase warrants, 9.99%) of the outstanding common stock immediately after exercise. Upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s common stock purchase warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common stock purchase warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise.    If, at the time a holder exercises its common stock purchase warrants, a registration statement registering the issuance of the shares of common stock underlying the common stock purchase warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common stock purchase warrants.

Fractional Shares.    No fractional shares of common stock will be issued upon the exercise of the common stock purchase warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Right as a Stockholder.    Except as otherwise provided in the common stock purchase warrants, including as described below under “Pro Rata Distributions” and “Subsequent Rights Offering,” or by virtue of such holder’s ownership of shares of our common stock, the holders of the common stock purchase warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common stock purchase warrants.

Pro Rata Distributions.    During such time as the common stock purchase warrants are outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to all or substantially all holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, liquidation, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the common stock purchase warrants, then, in each such case, the holder of a common stock purchase warrant shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the common stock purchase warrant (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of common stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in such holder exceeding the beneficial ownership limitation). The common stock purchase warrants, solely for purposes of Section 18(b)(1)(A) of the Securities Act, shall be deemed to be equal in seniority to the common stock into which they are exercisable, including with respect to any distribution upon our liquidation.

Subsequent Rights Offerings.    In addition to any adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price, if at any time we grant, issue or sell any specified common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of shares of common stock (the “Purchase Rights”), then the holder of a common stock purchase warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the holder’s common stock purchase warrant, without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation, immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the beneficial ownership limitation).

Fundamental Transaction.    In the event of a fundamental transaction, as described in the common stock purchase warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person (other than any merger or amalgamation or consolidation with or into an operating company or asset of another person that is a business synergistic with the business of the Company and where the valuation of such merger or consolidation or amalgamation is 20% or less of the then market capitalization based on the average of the five VWAPs immediately prior to the public announcement of such transaction of the Company), the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the common stock purchase warrants will be entitled to receive upon exercise of the common stock purchase warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common stock purchase warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the common stock purchase warrants have the right to require us or a successor entity to redeem the common stock purchase warrant for cash in the amount of the Black-Scholes Value (as defined in the common stock purchase warrant) of the unexercised portion of the common stock purchase warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the common stock purchase warrants have the right to require us or a successor entity to redeem the common stock purchase warrant for the consideration paid in the fundamental transaction in the amount of the Black-Scholes Value of the unexercised portion of the common stock purchase warrant on the date of the consummation of the fundamental transaction.

Amendments.    The common stock purchase warrants may be modified or amended with the written consent of the holder of such common stock purchase warrant and us.

Concurrent Private Placement Warrants

On July 21, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional accredited investors pursuant to which we agreed to issue and sell, in a registered direct offering priced at-the-market under the Nasdaq rules, shares of our common stock. In a concurrent private placement, pursuant to the terms of the Purchase Agreement, we also agreed to issue and sell unregistered warrants (the “Private Placement Warrants”). This offering and concurrent private placement closed on July 22, 2025.

Duration and Exercise Price.    Each Private Placement Warrant has an exercise price of $8.75 per share and became exercisable immediately upon issuance. The Private Placement Warrants were immediately exercisable upon issuance and expire on September 12, 2030. The exercise price and number of shares of common stock issuable upon exercise of the Private Placement Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability.    The Private Placement Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Private Placement Warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the Private Placement Warrants, 9.99%) of the outstanding common stock immediately after exercise. Upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s Private Placement Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Private Placement Warrants and in accordance with the rules and regulations of the SEC, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise.    If, at the time a holder exercises its Private Placement Warrants, a registration statement registering the issuance of the shares of common stock underlying the Private Placement Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Private Placement Warrants.

Fractional Shares.    No fractional shares of common stock will be issued upon the exercise of the Private Placement Warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment equal to such fraction multiplied by the exercise price to the holder.

Right as a Stockholder.    Except as otherwise provided in the Private Placement Warrants, including as described below under “Pro Rata Distributions” and “Subsequent Rights Offering,” or by virtue of such holder’s ownership of shares of our common stock, the holders of the Private Placement Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Private Placement Warrants.

Pro Rata Distributions.    During such time as the Private Placement Warrants are outstanding, if we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to all or substantially all holders of shares of common stock, by way of return of capital or otherwise (including, without limitation, any Distribution at any time after the issuance of the Private Placement Warrants), then, in each such case, the holder of a Private Placement Warrant shall be entitled to participate in such Distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the Private Placement Warrant (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of common stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in such holder exceeding the beneficial ownership limitation). The Private Placement Warrants, solely for purposes of Section 18(b)(1)(A) of the Securities Act, shall be deemed to be equal in seniority to the common stock into which they are exercisable, including with respect to any distribution upon our liquidation.

Subsequent Rights Offerings.    In addition to any adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price, if at any time we grant, issue or sell any Purchase Rights, then the holder of a Private Placement Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the holder’s Private Placement Warrant, without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation, immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the holder’s right to participate in any such Purchase Right would result in the holder exceeding the beneficial ownership limitation, then the holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of common stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the beneficial ownership limitation).

Fundamental Transaction.    In the event of a fundamental transaction, as described in the Private Placement Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person (other than any merger or amalgamation or consolidation with or into an operating company or asset of another person that is a business synergistic with the business of the Company and where the valuation of such merger or consolidation or amalgamation is 20% or less of the then market capitalization based on the average of the five VWAPs immediately prior to the public announcement of such transaction of the Company), the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the Private Placement Warrants will be entitled to receive upon exercise of the Private Placement Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction which is approved by our board of directors, the holders of the Private Placement Warrants have the right to require us or a successor entity to redeem the Private Placement Warrant for cash in the amount of the Black-Scholes Value (as defined in the Private Placement Warrant) of the unexercised portion of the Private Placement Warrant on the date of the consummation of the fundamental transaction. In the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Private Placement Warrants have the right to require us or a successor entity to redeem the Private Placement Warrant for the consideration paid in the fundamental transaction in the amount of the Black-Scholes Value of the unexercised portion of the Private Placement Warrant on the date of the consummation of the fundamental transaction.

Amendments.    The Private Placement Warrants may be modified or amended with the written consent of the holder of such Private Placement Warrant and us.

Placement Agent Warrants

In connection with our best efforts public offering that closed on July 18, 2025, and the registered direct offering and concurrent private placement offerings that closed on July 22, 2025, we issued placement agent warrants to H.C. Wainwright & Co. LLC as compensation for its services in connection therewith.

The private placement agent warrants dated July 18, 2025, are currently exercisable at a price per share of $4.6875 and expire on the five-year anniversary of the commencement of sales in the best efforts public offering. The private placement agent warrants dated July 22, 2025, are currently exercisable at a price per share of $10.9375 and expire on the five-year anniversary of the commencement of sales in the registered direct offering and concurrent private placement.

Antitakeover Effects of Provisions of our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our certificate of incorporation and the DGCL could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock, some of which are summarized in the following paragraphs below. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Stockholder Meetings

The certificate of incorporation provides that the annual meeting of stockholders will be held each year on the date and at the time and place, if any, set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. The certificate of incorporation also provides that special meetings of our stockholders may be called at any time only by the board of directors, the chairman of the board of directors or our chief executive officer acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding.

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors, or (3) by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving the advance notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the bylaws. Stockholders generally must provide notice to our secretary not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by us.

Amendment to our Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholder approval under the DGCL, our certificate of incorporation generally may be amended only if the amendment is approved by the affirmative vote of the holders of a majority of the stock entitled to vote; provided, however, that certain amendments may only be adopted by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the total voting power of all the then outstanding shares of the Company’s stock entitled to vote.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws with the affirmative vote of a majority of the board of directors.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL under our certificate of incorporation. Our certificate of incorporation contains a provision substantially similar to Section 203, pursuant to which we are prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•        our board of directors approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the acquisition is approved by our board of directors, and by the affirmative vote of at least two-thirds vote of the non-interested stockholders in a meeting.

The restrictions described above will apply subject to certain exceptions, including if a stockholder becomes an interested stockholder inadvertently and, as soon as practicable, divests itself of ownership of such shares so that the stockholder ceases to be an interested stockholder, and, within the three (3) year period, that stockholder has not become an interested stockholder but for such inadvertent acquisition of ownership. Generally, a “business combination” or “acquisition” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

The foregoing provisions of our certificate of incorporation may make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition that results in the stockholder becoming an interested stockholder. These provisions may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum for Certain Lawsuits

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine.

Under our certificate of incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or for which the Court of Chancery determines there is an indispensable party not subject to its jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

Our common stock is listed on Nasdaq under the symbol “AIRE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 1,361,028 shares of our common stock and pre-funded warrants to purchase up to 3,013,972 shares of our common stock. Each pre-funded warrant will be exercisable for one share of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants offered hereby.

Common Stock

The description of our common stock under the section “Description of Capital Stock” in this prospectus is incorporated herein by reference.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being issued hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which was filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price.    Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued in certificated form only.

Exercisability.    The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the purchaser prior to the issuance of the pre-funded warrant, 9.99%) of the outstanding common stock immediately after exercise. Following the issuance of the pre-funded warrants, upon notice from the holder to us, the holder may increase or decrease the amount of beneficial ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants and in accordance with the rules and regulations of the SEC. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us.

Cashless Exercise.    In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Transferability.    Subject to applicable law, pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares.    No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded up to the next whole share or we will pay a cash adjustment to such fraction multiplied by the exercise price to the holder.

Trading Market.    There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited. The common stock issuable upon exercise of the pre-funded warrants is currently listed on Nasdaq.

Rights as a Stockholder.    Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Fundamental Transaction.    In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Amendments.    The pre-funded warrants may be modified or amended with the written consent of the holder of such pre-funded warrant and us.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of November 3, 2026, we have engaged Maxim to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering. The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to the rights and remedies available to all investors in this offering under federal and state securities laws, the investors who enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

There is no minimum number of shares to be sold or minimum aggregate offering proceeds for this offering to close. We expect this offering to be completed not later than one trading day following the commencement of this offering and we will deliver all securities issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon our receipt of investor funds. Accordingly, neither we nor the placement agent has made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of securities offered hereunder.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about November 4, 2026, subject to satisfaction of certain conditions.

Placement Agent Fees and Expenses

The following table shows the per share price and total cash fees we will pay to the placement agent in connection with the sale of the securities pursuant to this prospectus. In addition, under arrangements with two broker-dealers that we previously engaged in connection with prior financings, if certain investors introduced to us by either such broker-dealer participate in this offering, we will be required to pay (i) to one such broker-dealer, a fixed cash fee of $100,000, and (ii) to the other such broker-dealer, a cash fee equal to 7% of the gross proceeds received from such investors and warrants to purchase a number of shares of common stock equal to 5% of the shares (including shares underlying pre-funded warrants) sold to such investors, at an exercise price of $0.50 per share (125% of the public offering price).

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$0.40	$0.3999	$1,749,698.60
Placement agent fees	$0.024	$0.023994	$104,981.92
Proceeds before expenses to us	$0.376	$0.375906	$1,644,716.69

We have agreed to pay the placement agent a total cash fee of up to 6.0% of the gross proceeds of this offering. We will reimburse the placement agent for its legal fees, costs and disbursements and other out-of-pocket expenses in an amount up to $150,000, of which the maximum amount of legal fees, costs and expenses shall not exceed $90,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees and expenses, will be approximately $0.14 million. After deducting the placement agent’s fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $1.35 million.

Listing

Our shares of common stock are listed on Nasdaq under the symbol “AIRE.”

The last reported sale price of our shares of common stock on November 2, 2026, was $0.6681 per share. The final public offering price was determined between us, the placement agent and the investors in the offering, and was at a discount to the current market price of our common stock. There is no established public trading market for the pre-funded warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on any national securities exchange or other nationally recognized trading system.

Lock-up Agreements

Each of our officers, directors and each of their respective affiliates and associated partners have agreed with the placement agent to be subject to a lock-up period of 45 days following the closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the placement agency agreement and securities purchase agreement, to similar lock-up restrictions on the issuance and sale of our securities from the date of this prospectus for a period of 180 days following the closing of this offering, subject to certain conditions and exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Determination of Offering Price

Our common stock is currently traded on Nasdaq under the symbol “AIRE.” On November 2, 2026, the closing price of our common stock was $0.6681 per share. We do not intend to apply for listing of the pre-funded warrants on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus was determined by negotiation between us and the investors in consultation with the placement agent. Among the factors that were considered in determining the public offering price:

•        our history and our prospects;

•        the industry in which we operate;

•        our past and present operating results;

•        the previous experience of our executive officers; and

•        the general condition of the securities markets at the time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock sold in this offering can be resold at or above the public offering price.

Other Relationships

From time to time, the placement agent and its affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. The placement agent may receive additional compensation in connection with advisory services.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

Selling Restrictions

Notice to Residents of the Commonwealth of Massachusetts.    No offer or sale of our securities may be made in the Commonwealth of Massachusetts.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York. Ellenoff Grossman & Schole LLP is acting as counsel for the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements of reAlpha Tech Corp. as of and for the years ended December 31, 2025 and December 31, 2024, incorporated by reference in this prospectus and registration statement of which this prospectus is a part have been audited by GBQ Partners, LLC, an independent registered public accounting firm, as stated in its report thereon, which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of InstaMortgage Inc. as of and for the year ended December 31, 2025, the period from August 1, 2024 to December 31, 2025, and the year ended July 31, 2024, incorporated by reference in this prospectus and registration statement of which this prospectus is a part have been so incorporated in reliance on the report of FM Financial Services LLC, independent auditors, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. Specifically, we incorporate by reference the documents and information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) listed below:

•        our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026;

•        our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, and June 30, 2026, filed with the SEC on April 28, 2026, and August 14, 2026, respectively;

•        our Current Reports on Form 8-K, filed with the SEC on February 10, 2026, February 27, 2026, March 20, 2026, April 28, 2026, April 28, 2026, May 6, 2026, May 14, 2026, August 6, 2026, August 21, 2026, August 25, 2026, September 11, 2026, and October 21, 2026, and the Current Reports on Form 8-K/A filed with the SEC on September 23, 2026, and October 19, 2026; and

•        the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on October 18, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus:

reAlpha Tech Corp.
6515 Longshore Loop, Suite 100
Dublin, OH 43017
(707) 732-5742
Attention: Investor Relations
InvestorRelations@realpha.com

You may also access these filings on our website at www.realpha.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available on the SEC’s website referred to above.

reAlpha Tech Corp.

1,361,028 Shares of Common Stock

Pre-Funded Warrants to Purchase 3,013,972 Shares of Common Stock

3,013,972 Shares of Common Stock Underlying the Pre-Funded Warrants

_____________________

PROSPECTUS

_____________________

November 3, 2026

Sole Placement Agent

Maxim Group LLC